FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-10

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Jun 30 2015 12:56:07

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS2 - PUBLIC NEW ISSUE

$841.2 MM FIXED-RATE CMBS OFFERING *Pricing Details*

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DREXEL HAMILTON, LLC AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/KBRA/MDY	SIZE($MM)	C/E	WAL	SPD	CPN	YLD	$PRICE
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	27.412	30.000%	2.44	+38	1.4350	1.4159	99.9996
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	161.100	30.000%	4.34	+68	3.0200	2.2759	102.9981
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	7.800	30.000%	6.84	+100	3.2470	3.0840	100.9986
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	150.000	30.000%	9.63	+99	3.4980	3.3838	100.9959
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	240.335	30.000%	9.89	+100	3.7670	3.4167	102.9947
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	53.406	30.000%	7.17	+86	3.4610	2.9922	102.9986
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	51.432	24.375%	9.92	+135	4.1210	3.7694	102.9918
B	AA(low)(sf)/AA-(sf)/NR	73.149	16.375%	9.95	+180	4.3940	4.2220	101.5888
C	A(low)(sf)/A-(sf)/NR	36.575	12.375%	10.00	+260	4.3940	5.0267	95.3114
D	BBB(low)(sf)/BBB-(sf)/NR	40.003	8.000%	10.00	+425	4.3940	6.6767	83.8272

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$914,361,541
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	77
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	59.6%
WA U/W NCF DSCR:	1.68x
WA U/W NOI DEBT YIELD:	9.5%
WA MORTGAGE RATE:	4.279%
TOP TEN LOANS %:	48.2%
WA REM TERM TO MATURITY (MOS):	107
WA REM AMORTIZATION TERM (MOS):	357
WA SEASONING (MOS):	3

LOAN SELLERS:	NATIXIS(55.1%), WFB(32.1%), SPREF(12.8%)

TOP 5 PROPERTY TYPES:	OFFICE (29.2%), HOSPITALITY (18.8%),RETAIL (17.3%), SELF STORAGE (11.2%), MIXED USE (9.1%)

TOP 5 STATES:	CA(22.2%), NY(10.0%), VA(9.8%), WA(7.1%), PA(6.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:	RREF II CMBS AIV, LP, AN AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
TIMING:
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	JULY 14, 2015

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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